SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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☑	Definitive Information Statement

Thomas Group, Inc.

(Name of Registrant as Specified in Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
INFORMATION STATEMENT
EXECUTIVE COMPENSATION
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
THE 2005 OMNIBUS STOCK AND INCENTIVE PLAN FOR THOMAS GROUP, INC.
AWARDS GRANTED UNDER THE 2005 PLAN
EQUITY COMPENSATION PLAN INFORMATION

THOMAS GROUP, INC.
5221 N. O’Connor Blvd., Ste. 500
Irving, Texas 75039
(972) 869-3400

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

Dear Stockholder:

This letter is to inform you of the approval of the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. (“2005 Plan”), and awards made under the 2005 Plan to Jim Taylor, our President and Chief Executive Officer, and David English, our Chief Financial Officer, by written consent.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Section 228 of the Delaware General Corporation Law, or DGCL, provides that any action required or permitted under the DGCL to be taken at any annual or special stockholders’ meeting may be taken without a meeting, and without a vote, by the written consent of the holders of the outstanding shares of voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 242 of the DGCL, a majority of the outstanding voting shares of stock entitled to vote is required to approve the 2005 Plan and the Awards. To eliminate the costs and management time involved in having a special meeting of stockholders and obtaining proxies, the Board of Directors voted to use, and did in fact obtain, the written consent(s) of the holders of a majority of the outstanding voting shares of the Company.

Under Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to the stockholders who have not consented in writing to such action. This Information Statement is intended to provide such notice. No appraisal rights under the DGCL are afforded to the Company’s stockholders as a result of the approval of the 2005 Plan or the Awards.

On December 20, 2005, stockholders holding approximately 67.1% of the outstanding shares of our common stock approved the 2005 Plan and awards made under the 2005 Plan (the “Initial Awards”) to Jim Taylor, our President and Chief Executive Officer, and David English, our Chief Financial Officer, by written consent. In addition, on December 23, 2005, stockholders holding approximately 67.1% of the outstanding shares of our common stock approved an amendment to the 2005 Plan, increasing the number of shares available under the 2005 Plan from 750,000 to 1,000,000 (the “Amendment”), and an award made under the 2005 Plan (together with the Initial Awards, collectively, the “Awards”) to Jim Taylor by written consent. The 2005 Plan and the Amendment were approved by the Board of Directors (the “Board”) and the Awards were approved by the Compensation and Corporate Governance Committee (the “Committee”) of the Board, with General John T. Chain, Jr. abstaining, and by the Board. The majority stockholders further agreed to execute and deliver any additional consents that may be requested by the Company in order to more fully evidence the majority stockholders’ consent to the 2005 Plan, the Amendment and the Awards, and the stockholders did execute consents after the record date, January 31, 2006, ratifying their earlier approval. The written consent of our stockholders will satisfy the stockholder approval requirements for the 2005 Plan, the Amendment and the Awards under Delaware law, and the rules of The NASDAQ Stock Market (“NASDAQ”).

The accompanying Information Statement is for information purposes only. It describes why we took the action we did and contains other disclosures required by law in connection with stockholder approval of the 2005 Plan and the Awards.

Please read the accompanying Information Statement carefully.

THOMAS GROUP, INC.

/s/  James T. Taylor
James T. Taylor
President and Chief Executive Officer

Dallas, Texas
February 16, 2006

THOMAS GROUP, INC.
5221 N. O’Connor Blvd., Ste. 500
Irving, Texas 75039
(972) 869-3400

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about February 25, 2006, to the stockholders of record of Thomas Group, Inc. at the close of business on January 31, 2006. This Information Statement is being sent to you for information purposes only. No action is required on your part.

This Information Statement is furnished by the board of directors of Thomas Group, Inc. The terms “Thomas Group”, “Company”, “we”, “us” or “our” refer to Thomas Group, Inc.

The Information Statement is being sent to our stockholders to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 228(e) of the Delaware General Corporation Law, or DGCL. We are providing information to our stockholders regarding the action by written consent taken on December 20 and 23, 2005 by certain stockholders collectively owning approximately 67.1% of the outstanding shares of our common stock as of such date to approve the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. (“2005 Plan”), an amendment to the 2005 Plan and awards made by the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) under the 2005 Plan to each of Jim Taylor and David English (the “Awards”). On February 16, 2006, the majority stockholders executed a written consent ratifying and affirming their earlier consent. This consent of stockholders is sufficient to approve the 2005 Plan, the amendment and the Awards. Accordingly, the action will not be submitted to the other Thomas Group stockholders for a vote.

Under Section 228 of the DGCL, we are required to provide prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to us. On January 31, 2006, there were 10,655,243 shares of our common stock outstanding, each of which would have been entitled to one vote at a meeting called to approve the 2005 Plan and the Awards.

We will pay all costs associated with the distribution of this Information Statement including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of January 31, 2006, by (1) each director and named executive officer of the Company, (2) all officers and directors of the Company as a group, and (3) all persons who are known by the Company to be beneficial owners of 5% or more of the Company’s outstanding common stock.

Name and Address of Beneficial Owner	Shares Owned(1)		Percent of Class

John T. Chain, Jr.	3,253,531	(2)	30.5
Edward P. Evans	3,903,307		36.6
Dorsey R. Gardner	477,020		4.5
David B. Mathis	18,781	(3)	*
Charles M. Harper	30,000		*
James T. Taylor	258,149	(4)	2.4
Jimmy C. Houlditch	58,642	(5)	*
David English	5,200	(6)	*
All officers and directors as a group (8 persons)	8,004,630	(7)	75.1

*	Indicates less than one percent (1%).

(1)	Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The amounts shown in the table include shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of January 27, 2006. Except as otherwise noted, the address of the named individuals is 5221 N. O’Connor Boulevard, Suite 500, Irving, Texas 75039-3714.

(2)	Includes 11,932 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of January 27, 2006.

(3)	Includes 1,902 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of January 27, 2006.

(4)	Includes 255,649 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of January 27, 2006.

(5)	Includes 51,642 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of January 27, 2006.

(6)	Includes 200 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of January 27, 2006.

(8)	The amount shown includes a total of 321,325 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of January 27, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued by the Company for services rendered during each of the three years ended December 31, 2005 to (1) the Company’s then-current Chief Executive Officer and (2) the four other most highly compensated executive officers (collectively, the “named executive officers”) whose total cash compensation for the year ended December 31, 2005 exceeded $100,000.

		Annual Compensation			Long-Term Compensation
				Other Annual	Restricted	Securities
		Salary		Compensation	Stock	Underlying	All Other
Name & Principal Position	Year	($)	Bonus ($)	($)(1)	Awards ($)	Options/SARS	Compensation ($)(2)

James T. Taylor(3)	2005	435,000	304,500	2,075,830	4,707,000 (6)	—	21,467
Chief Executive Officer,	2004	400,000	468,235	25,800	—	—	9,654
President, Secretary	2003	293,750	—	173,732	—	175,000	8,677
David English(5)	2005	145,000	54,550	20	352,500 (7)	—	1,088
Chief Financial Officer,	2004	114,500	5,000	—	—	—	618
Vice-President, Treasurer	2003	97,500	1,000	—	—	—	423
Jimmy C. Houlditch(4)	2005	425,000	2,347,518	8,401	—	—	9,000
Vice President and President,	2004	425,000	1,441,529	7,206	—	—	8,000
North America Region	2003	420,923	701,159	7,226	—	—	867

(1)	Other Annual Compensation includes the following:

		Automobile	Increase in value of	Increase in value of
		Allowance	Stock Options	Stock Appreciation Rights

Taylor	2005	10,800	1,430,674	634,356
	2004	10,800	9,039	5,961
	2003	7,200	74,136	92,396
English	2005	—	20	—
	2004	—	—	—
	2003	—	—	—
Houlditch	2005	7,200	1,201	—
	2004	7,200	6	—
	2003	7,200	26	—

(2)	All other compensation includes the following:

				Matching
		Consulting	Premiums Paid For	Contributions
		Agreements	Insurance	to 401(k) plan

Taylor	2005	—	8,447	13,020
	2004	—	8,460	1,194
	2003	—	—	8,677
English	2005	—	—	1,088
	2004	—	—	618
	2003	—	—	423
Houlditch	2005	—	—	9,000
	2004	—	—	8,000
	2003	—	—	867

(3)	Mr. Taylor was elected President and Chief Executive Officer, and to the Board of Directors effective January 13, 2004.

(4)	Mr. Houlditch was elected to the Board of Directors effective April 21, 2004

(5)	Mr. English was elected Vice-President, Chief Financial Officer and Treasurer on June 29, 2005.

(6)	Includes award of 300,000 shares of restricted stock on December 20, 2005 valued at $2,115,000 based upon closing price of $7.05 per share on that date, and award of 300,000 shares of restricted stock on December 23, 3005 valued at $2,592,000 based upon closing price of $8.64 per share on that date. Shares granted pursuant to the December 20th award do not vest unless certain performance criteria are met. Shares granted pursuant to the December 23rd award do not vest unless certain share price targets are met.

(7)	Includes award of 50,000 shares of restricted stock on December 20, 2005 valued at $352,500 based upon closing price of $7.05 per share on that date. Shares granted pursuant to this award do not vest unless certain performance criteria are met.

Stock Option/SAR Grants

There were no grants of stock options or stock appreciation rights made during the year ended December 31, 2005 to any named executive officer.

Option Exercises and Holdings

The following table provides information related to the number and value of options held by the named executive officers of the Company at December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL Year
AND FISCAL YEAR-END OPTION VALUES

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options/SARs		In-The-Money Options
	Acquired on		Exercisable/Unexercisable		Exercisable/Unexercisable(1)
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James T. Taylor	—	—	355,500	—	$2,229,812	—
Jimmy C. Houlditch	—	—	51,642	—	$1,226	—
David English	—	—	200	—	$20	—

(1)	For purposes of this table, the value of the common stock is $7.73 per share, the average of the high and low sale prices of the common stock on December 31, 2005 as reported on the NASDAQ Capital Market System.

Long-Term Incentive Plans

The following table provides information related to awards made in the fiscal year ending December 31, 2005 under the 2005 Plan.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

	Number of		Estimated future payouts under non-stock price-based plans
	shares, units or	Performance or other period	Threshold	Target	Maximum
Name	other rights (#)	until maturation or payout	($ or #)	($ or #)	($ or #)

James T. Taylor(1)	$300,000	$100,000 each year in which Company achieves 15% annual profit increase			$300,000
David English(2)	$50,000	$16,667 each year in which Company achieves 15% annual profit increase			$50,000

(1)	On December 20, 2005, Mr. Taylor was granted a cash incentive of $300,000, which vests in increments of $100,000 at the end of each year in which the Company achieves a 15% annual profit increase.

(2)	On December 20, 2005, Mr. English was granted a cash incentive of $50,000, which vests in increments of $16,667 at the end of each year in which the Company achieves a 15% annual profit increase.

Employment Agreements of Certain Executive Officers

The Company employs Mr. Taylor under an amended employment agreement dated February 14, 2005, but is effective August 1, 2004. The Company employees Mr. English under an employment agreement dated November 7, 2005, but is effective June 29, 2005. Mr. Houlditch’s employment agreement with the Company, dated March 28, 2005, expired on December 31, 2005, and Mr. Houlditch is currently an at-will employee; however, the Company and Mr. Houlditch are currently negotiating a new employment agreement.

Mr. Taylor’s agreement remains in effect until terminated in accordance with the provisions contained in the agreement. Mr. Taylor’s agreement provides for a base salary of $435,000 for the term of the agreement. Under Mr. Taylor’s employment agreement he is eligible to receive, with respect to each fiscal year of the Company during Mr. Taylor’s employment, an amount set forth in the Company’s Incentive Compensation Plan if and only if the Company achieves certain annual revenue and earnings targets established by the Company, in its sole discretion. Mr. Taylor’s employment contract may be terminated by the death of Mr. Taylor, the disability or resignation for “Good Reason” of Mr. Taylor, termination by the Company with or without cause or upon the occurrence of a “Change of Control”. A “Change of Control” includes events such as the sale of specified percentages of the Company’s voting stock, a sale of substantially all of the Company’s assets and similar transactions. “Good Reason” under Mr. Taylor’s agreement is defined to include a material breach of the agreement by the Company or its successor or diminishment of Mr. Taylor’s base salary or duties and responsibilities as President and Chief Executive Officer.

In the event of termination within 24 months of the effective date of a “Change of Control”, Mr. Taylor’s employment is terminated by the Company without cause or by Mr. Taylor for “Good Reason”, Mr. Taylor will, within 30 days following the date of termination, receive the following severance benefits: (a) a lump sum amount equal to two times the sum of his Base Salary (as defined in the employment agreement) as set and/or approved by the Board, plus an additional amount equal to the greater of two times the incentive compensation actually paid to Mr. Taylor for the Company’s prior Fiscal Year (as defined in the employment agreement) or two times the target incentive compensation for the current Fiscal Year, subject to applicable tax withholding and (b) the vesting and exercisability of all unvested, outstanding options to purchase Common Stock then held by Mr. Taylor will be fully accelerated.

Mr. English’s agreement remains in effect until terminated in accordance with the provisions contained in the agreement. Mr. English’s agreement provides for a base salary of $165,000 for the term of the agreement. Under Mr. English’s employment agreement he is eligible to receive, with respect to each fiscal year of the Company during Mr. English’s employment, an amount set forth in the Company’s Incentive Compensation Plan if and only if he achieves certain performance criteria related to his job duties as Chief Financial Officer of the Company. Mr. English’s employment contract may be terminated by the death of Mr. English, the disability or resignation for “Good Reason” of Mr. English, termination by the Company with or without cause or upon the occurrence of a “Change of Control”. A “Change of Control” includes events such as the sale of specified percentages of the Company’s voting stock, a sale of substantially all of the Company’s assets and similar transactions. “Good Reason” under Mr. English’s agreement is defined to include a material breach of the agreement by the Company or its successor or diminishment of Mr. English’s base salary or duties and responsibilities as President and Chief Financial Officer.

In the event of termination within 24 months of the effective date of a “Change of Control”, Mr. English’s employment is terminated by the Company without cause or by Mr. English for “Good Reason”, Mr. English will, within 30 days following the date of termination, receive the following severance benefits: (a) a lump sum amount equal to one and one-half times the sum of his Base Salary (as defined in the employment agreement) as set and/or approved by the Board, plus an additional amount equal to eighteen months of incentive compensation, subject to applicable tax withholding and (b) the vesting and exercisability of all unvested, outstanding options to purchase Common Stock then held by Mr. English will be fully accelerated.

Mr. Houlditch’s agreement, dated March 28, 2005, but effective January 1, 2005, had a term of one year and expired on December 31, 2005. Under the expired agreement, Mr. Houlditch was paid a base salary of $425,000 for the calendar year 2005 and was eligible to receive commissions on sales between three and five percent during calendar year 2005. During the term of this agreement Mr. Houlditch was not entitled to participate in the

Company’s incentive compensation plan. The Company and Mr. Houlditch are currently negotiating a new employment agreement. In the interim, Mr. Houlditch continues to receive the same compensation as was provided for under the expired agreement.

The expired agreement provided that it was to automatically terminate upon the death of Mr. Houlditch or upon his disability provided he was unable to perform his essential functions under the agreement for a period of three consecutive months. Under the expired agreement, the Company had the ability to terminate the agreement for “Cause” due to the Board’s determination that Mr. Houlditch had committed an illegal act, an act of gross negligence or willful misconduct that has or would reasonably be expected to have a material adverse effect on the business affairs of the Company. Mr. Houlditch had the ability to terminate the expired agreement for “Good Reason.” “Good Reason” meant, without Mr. Houlditch’s prior written consent, any one or more of the following: (a) any action by the Company that resulted in a diminution of Mr. Houlditch’s position, authority, duties or responsibilities, and (b) following the date of a “Change of Control”, at Mr. Houlditch’s sole discretion, determines that the relationship with the Company or any successor company had deteriorated such that he was no longer able to effectively carry out his duties or his continued employment with the Company had become untenable. For purposes of the expired agreement, a “Change in Control” meant and was deemed to have occurred if any person, entity or group gained control of the Company within the meaning set forth in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, other than certain situations regarding the Company, its employees and stockholders.

Directors’ Compensation

With the exception of the Chairman of the Board, each non-employee director earned fees of $25,000 in cash for serving on the Board of Directors. General Chain earned fees of $50,000 in cash for serving as Chairman of the Board. In addition, all directors were reimbursed for their out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. No additional amounts are payable for committee participation or special assignments. Directors who are employees of the Company did not receive any compensation in their capacity as directors.

THE 2005 OMNIBUS STOCK AND INCENTIVE PLAN FOR THOMAS GROUP, INC.

Our Board of Directors approved and declared it advisable and in the Company’s best interest to submit to the holders of a majority of our common stock for action by written consent, the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. (“2005 Plan”). On December 20, 2005, stockholders holding approximately 67.1% of the outstanding shares of our common stock approved, by written consent, the 2005 Plan and awards made by the Committee, with General John T. Chain, Jr. abstaining, under the 2005 Plan (the “Initial Awards”) to Jim Taylor, our President and Chief Executive Officer, and David English, our Chief Financial Officer. In addition, on December 23, 2005, the Board, and stockholders holding approximately 67.1% of the outstanding shares of our common stock approved, by written consent, an amendment to the 2005 Plan, increasing the number of shares available under the 2005 Plan from 750,000 to 1,000,000 (the “Amendment”), and an award made by the Committee under the 2005 Plan (together with the Initial Awards, collectively, the “Awards”) to Jim Taylor. The majority stockholders further agreed to execute and deliver any additional consents that may be requested by the Company in order to more fully evidence the majority stockholders’ consent to the 2005 Plan, the Amendment and the Committee’s grant of the Awards, and the stockholders did execute consents after the record date, January 31, 2006, ratifying their earlier approval. The written consent of our stockholders will satisfy the stockholder approval requirements for the 2005 Plan, the Amendment and the Awards under Delaware law, and the rules of The NASDAQ Stock Market (“NASDAQ”).

Our Board and the Committee believe that we must offer a competitive incentive program if we are to continue to successfully attract and retain the most qualified employees and consultants for the Company. The Board and the Committee expect that the 2005 Plan will be an important factor in attracting and retaining the high caliber employees essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

The 2005 Plan is also designed to preserve our ability to deduct in full for federal income tax purposes the ordinary income recognized by our executive officers in connection with awards granted under the 2005 Plan.

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to any individual who is the chief executive officer or one of the four other most highly compensated officers of a publicly held company on the last day of the year. However certain types of compensation, including performance-based compensation, are generally excluded in calculating the compensation subject to the 162(m) limit. We believe that compensation resulting from awards under the Plan will be performance based and excluded in calculating compensation subject to the 162(m) limit.

Administration

The 2005 Plan is administered by the Committee, with General John T. Chain, Jr. abstaining as to certain matters, except that the Committee may designate one or more persons (the “Administrator(s)”) who may carry out nondiscretionary duties with respect to the 2005 Plan and awards made thereunder. The term “Committee” in the following discussion of the 2005 Plan includes the Administrator(s), where applicable.

The Committee has the sole authority to interpret the 2005 Plan and to make rules and regulations relating to the 2005 Plan, to select participants, to establish the terms and conditions of awards and to grant awards.

Eligibility

Awards may be granted under the 2005 Plan to employees, including officers, or consultants of the Company or any of the Company’s subsidiaries. As of January 31, 2006, the approximate number of persons eligible to participate in the 2005 Plan is 135. Selection of the recipients of, and the nature and size of, awards granted under the 2005 Plan will be solely within the discretion of the Committee.

Common Stock Subject to 2005 Plan

A total of 1,000,000 shares of our common stock is available for issuance under the 2005 Plan. The shares of common stock that may be issued under the 2005 Plan may be held in the Company’s treasury or may consist of authorized but unissued shares of common stock. To the extent an award expires or is terminated without the issuance of shares, such shares are again available for issuance under the 2005 Plan.

Effective Date of the 2005 Plan

The 2005 Plan is effective December 20, 2005, subject to approval of a majority of the Company’s stockholders and subject to the completion, within 12 months, of the Information Statement process pursuant to Regulation 14C of the Exchange Act. If either of these conditions fail, the 2005 Plan and any awards granted thereunder will be void ab initio.  Since our stockholders have approved the Plan, the completion of this Information Statement process is the only remaining condition relating to the effectiveness of the 2005 Plan and the Awards.

Types of Awards

Options

The 2005 Plan provides for the grant to our employees and consultants of options to acquire shares. Grants of such options shall take the form of either an Incentive Stock Option (“ISO”) or a Non-Qualified Stock Option, or both.

Limitations on Option Grants; Term of Options

The shares of common stock for which ISOs granted under the 2005 Plan and any other Company option plan are first exercisable by any participant during any calendar year may not have a fair market value (determined at the date of grant) in excess of $100,000. Any portion of an option designated as an ISO that is in excess of this $100,000 limit will, notwithstanding such designation, be a validly granted non-qualified stock option. Options will be exercisable for the period determined by the Committee, but not more than ten years from the date of grant. However, an option granted to an employee who owns shares of our common stock possessing more than 10% of the voting power of all of our outstanding securities, or 10% Owner, will not be exercisable more than five years after the grant date.

No persons whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code may receive options to purchase more than 700,000 shares of our common stock in any fiscal year.

Option Exercise Price

The exercise price of each option will be determined by the Committee and must be at least 100% of the fair market value of the underlying shares of common stock on the grant date. However, an ISO granted to a 10% Owner must have an exercise price of at least 110% of the fair market value of the underlying shares of common stock on the grant date. For purposes of the 2005 Plan, the fair market value of a share of our common stock on a particular date will be the closing price on the NASDAQ Stock Market on that date or, if the market is closed for trading on that date, the closing price on the most recent date on which trading was open. On January 27, 2006, the closing price of our common stock on the NASDAQ Small Cap Market was $10.05 per share.

Exercise of Options

Options will vest and become exercisable according to the terms of the option grant.

If an option holder terminates employment for any reason other than death, disability or for cause, all unexercised portions of such participant’s options will terminate on the 90th day following such participant’s termination of employment. If a holder of an option dies or becomes disabled, such participant’s options will terminate on the earlier of (i) the 180th day following termination of employment, or (ii) the last day of the term of the option. If an option holder is discharged for cause, such participant’s unexercised options will terminate immediately on the date of termination. The Committee may modify the above described terms by inserting different terms in the option award agreement.

Options may be exercised only when the Administrator has received written notice of such exercise in accordance with the terms of the option and full payment of the aggregate option price plus required withholding tax amounts, if any. Separate stock certificates shall be issued by the company for any shares acquired as a result of exercising an option.

Restricted Share Awards

The 2005 Plan provides for the grant from reserved shares of restricted shares to our employees and consultants. Grants of such restricted shares are for little or no cash consideration.

Limitations on Restricted Shares

The restrictions on the shares granted pursuant to an award of restricted shares will remain in effect for the period of time specified in the award, and will lapse in whole, or in installments, over whatever restricted period is selected by the Committee. The Committee may accelerate the date on which the restrictions lapse. The Committee will determine whether the holder of the restricted shares shall have the right to vote restricted shares and the extent, if any, of such participant’s right to receive dividends and similar distributions.

During the restricted period, the certificates representing the restricted shares will be registered in the participant’s name and bear a restrictive legend disclosing the restrictions, the existence of the 2005 Plan, and the existence of the restricted share award. The certificates will be deposited by the participant with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit the transfer to the Company of all or any portion of the restricted shares, which may be forfeited according to the terms of the restricted share award. Restricted shares constitute issued and outstanding Common Stock for all corporate purposes and the participant has all rights, powers and privileges of a holder of unrestricted shares except those that are expressly included under the terms of the restricted share award.

The participant is not entitled to delivery of restricted share stock certificates until the restrictions have lapsed.

Performance Awards

The 2005 Plan provides for the grant of performance awards to our employees and consultants. A grant of performance awards may, in the Committee’s discretion, be made in reserved shares, or in cash, or in a combination of reserved shares and cash.

Limitations on Performance awards

The cash portion of any performance award to each participant may not exceed $1,000,000 in a Plan Year.

Performance Criteria

The Committee will select the performance measures that will be required to be satisfied in order to earn the performance award. The performance measures, and the duration of any performance period in which the measures have to be met, may differ with respect to each participant, or with respect to separate performance awards issued to the same participant. Such performance measures may include the price of the Company’s stock, the earnings per share of the Company’s stock, the Company’s return on average common equity, the Company’s pre-tax income, pre-tax operating income, net revenue, net income, or profits before taxes, the fair market value of the Company’s stock, the Company’s net asset value or net asset value per share, reductions in the Company’s operating costs, or other similar measures as the Committee may select. The selected performance measures, the performance period(s), and any other conditions to the Company’s obligation to pay a performance award will be set forth in each performance award prior to the earliest of (i) the 90th day of the selected performance period, (ii) the first date on which more than 25% of the performance period has elapsed, and (iii) the first date, if any, on which satisfaction of the performance measure(s) is no longer substantially uncertain.

The extent to which any applicable performance objective has been achieved will be determined by the Committee, but such determination may be specifically delegated to the Administrator. Where a participant has satisfied the performance measures with respect to a performance award, if permitted under the terms of the performance award, the Committee, in its sole discretion, may reduce the maximum amount payable under the performance award.

Payment of Performance Awards

Performance awards may be payable in a single payment or in installments but may not be paid in whole or in part prior to the date on which the performance measures are attained, except that payment may be accelerated upon the death or disability of the participant, or as a result of a change in control. If such acceleration events occur prior to the satisfaction of the performance measures, the performance award will not be exempt from Section 162(m) of the Code.

Stock Appreciation Rights

The 2005 Plan provides for the grant of a stock appreciation right (“SAR”) with respect to reserved shares either on a standalone basis or in tandem with another award, and if granted in tandem it must be granted on the date of grant of the related option or performance award. Upon exercising a SAR the holder will receive reserved shares having a fair market value equal to the product of (1) the excess of (A) the fair market value per share on the date of exercise, over (B) (x) if the SAR is granted in tandem with an option, then the option price per reserved share of the related option, (y) if the SAR is granted in tandem with a performance award, the agreed price under the related performance award, or (z) if the SAR is granted by itself with respect to a designated number of reserved shares, the fair market value of a share on the date of grant, in each case multiplied by (2) the number of shares with respect to which the SAR is being exercised (the “SAR Spread”).

Limitations on SARs

The grant of a SAR does not give the holder any stockholder rights.

Exercise of SARs

To exercise the SAR, the participant must give written notice of the exercise to the Company, specifying the SAR being exercised and the number of shares with respect to which the SAR is being exercised, and, if requested by the Company, deliver the agreement evidencing the SAR being exercised and, if applicable, the related option agreement or related performance award agreement, to the Secretary of the Company who will endorse or cause to be endorsed thereon a notation of the exercise and, if less than all of the shares are exercised, return such agreements to the participant.

A SAR may be exercised only if and to the extent that it is permitted under the terms of the award which, in the case of a related option, is only when the related option is eligible to be exercised, and upon the exercise or termination of a related option, or the payment or termination of a related performance award, the corresponding portion of SAR will terminate.

With respect to a holder who, on the date of a proposed exercise of a SAR, is an officer (as that term is used in Rule 16a-1 promulgated under the Exchange Act or any similar rule which may subsequently be in effect), such proposed exercise may only occur as permitted by Rule 16b-3, including without limitation paragraph (e)(3)(iii) (or any similar rule which may subsequently be in effect promulgated pursuant to Section 16(b) of the Exchange Act).

Transferability of Awards

All awards may be transferred by will or the laws or descent and distribution, or pursuant to a domestic relations order, and, except for ISOs, to the extent expressly provided in an award, to members of the participant’s immediate family, to trusts for such immediate family members, to partnerships whose only partners are such immediately family members, or to a person or other entity for which the participant is entitled to a deduction for a “charitable contribution” under the Code; provided however that after such transfer, except for the right to exercise at the same time(s) and under the same conditions as holder could exercise, the holder retains all of the rights, duties and obligations under the award.

Term, Amendment and Termination of 2005 Plan

The 2005 Plan will terminate on December 20, 2015, unless terminated earlier by the Board.

The Board or the Committee (subject to the prior written authorization of the Board) may, from time to time, amend the 2005 Plan or any award made thereunder; provided, however, that no amendment may, without approval by the stockholders, (a) increase the number of shares reserved under the 2005 Plan or change the class of persons eligible to participate, (b) permit the granting of awards which expire beyond the maximum 10-year period, or (c) make any change for which applicable law or regulatory authority (including the regulatory authority of the NASDAQ or any other market or exchange on which the Company’s common stock is traded) would require stockholder approval or for which stockholder approval would be required under Section 162(m) of the Code to secure complete deductibility of all compensation paid as a result of awards; and provided, further, that no amendment or suspension of the 2005 Plan or any award issued thereunder shall, except as specifically permitted in the 2005 Plan or under the terms of the award, substantially impair any award previously granted to any participant without the consent of the participant.

If there is a “change in control” of our Company, in the sole discretion of the Committee, the Committee may provide that an award will vest or restrictions lapse, and thereafter, in the sole discretion of the Committee, the value of some or all of each award that is vested or free of restrictions may be cashed out at the change in control price (generally the share price received by other shareholders) at any time during the 60 day period immediately preceding any bona fide transaction related to a change in control. Generally, under the 2005 Plan, a change in control of our Company will be deemed to occur (i) if less than 50% of the board consists of either (a) the individuals who were serving as directors as of December 20, 2005, or (b) elected directors who are approved by at least two-thirds of the Board on the date of their election; or (ii) if we sell all or substantially all of our assets, or consolidate with another company, or we merge with another company and the holders of the Company’s shares immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction, (iii) if we or one or more of our stockholders sell or otherwise transfer shares of common stock to another person who, after the transaction, owns at least 50% of our outstanding voting shares, (iv) stockholders approve a plan of liquidation or dissolution of the Company, (v) a public announcement is made of a tender or exchange offer by any person for 50% or more of the outstanding voting securities of the Company, and the board approves or fails to oppose that tender or exchange offer, or (vi) in a Title 11 bankruptcy proceeding, there is the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences to the Company and participants in the 2005 Plan based on the current provisions of the Code and the existing regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state or local tax laws or regulations. The 2005 Plan is intended to comply with Section 162(m) of the Code with respect to options granted to employees under the 2005 Plan.

ISOs

A participant does not realize income on the grant of an ISO. If a participant exercises an ISO in accordance with the terms of the ISO and does not dispose of the common stock acquired within two years from the grant date or within one year from the exercise date (“Early Disposition”), the participant will not realize any ordinary taxable income by reason of the exercise and the Company will not have a deduction by reason of either the grant or exercise. If the participant does not make an Early Disposition, the participant’s basis in the shares acquired upon exercise will be the exercise price, and upon the sale of the shares the gain (or loss) will be long term capital gain (or loss.) If a participant makes an Early Disposition of the ISO shares, such participant will realize ordinary income at the time of disposition which will equal the excess, if any, of (i) the lesser of (a) the amount realized on the disposition, or (b) the fair market value of the shares on the date of exercise, over (ii) the exercise price of the shares, and the Company will be entitled to a deduction in an amount equal to such ordinary income.

Unless the participant makes an Early Disposition during the year in which the ISO is exercised, the excess of the fair market value of the shares at the time the ISO is exercised over the exercise price will constitute an adjustment in computing the participant’s alternative minimum taxable income under Section 56 of the Code, and may result in the imposition of the “alternative minimum tax” under Section 55 of the Code. The alternative minimum tax rules are complex; and each participant is advised to discuss possible application of this tax with his or her personal tax or investment adviser.

Non-Qualified Stock Options

A participant does not recognize income on the date of grant of the non-qualified option, but the participant does recognize compensation income when the option is exercised in an amount equal to the excess the fair market value of the shares acquired over the exercise price paid. The Company is entitled to a deduction in the year of exercise equal to the income recognized by the participant.

The shares acquired upon exercise of a non-qualified option will have a tax basis equal to their fair market value on the exercise date. The holding period for the common stock generally will begin on the date of exercise and, upon subsequent disposition of the shares, the participant will recognize capital gain (or loss) which will be long term or short term depending on the length of the holding period.

Restricted Stock Awards

Except if there is an 83(b) election (see below), a participant does not recognize compensation income on the date of grant of a restricted award (which may be in the form of either time vested restricted stock or performance vested stock) or at any time during the period the shares remain subject to restrictions (“restricted period”.) On the date the restrictions lapse (i.e. the shares become vested), the participant will realize compensation income equal to the fair market value of the shares on such date, and the Company will be entitled to a corresponding deduction. Dividends (if any) payable with respect to the restricted award shares during the restricted period will also be compensation income to the participant (and deductible by the Company) on the date paid to the participant.

If a participant receiving restricted shares makes an election described in section 83(b) of the Code, such participant will recognize compensation income (and the Company will have a corresponding deduction) on the date of grant of the restricted award based on the fair market value (without regard to the restrictions) of the shares subject to the award on the date of grant, and such 83(b) election will effectively end the restricted period for tax purposes. Accordingly, there will be no further tax consequences when the restrictions lapse. If a participant who has made the 83(b) election subsequently forfeits shares, such participant will not be entitled to claim a loss for tax purposes, and the Company will be required to include as ordinary income the amount of the deduction originally claimed with respect to the shares.

SARs

Generally, the recipient of a SAR will not recognize any income upon grant of the SAR, nor will the Company be entitled to a deduction at that time. Upon exercise of the SAR, the holder will recognize compensation income, and the Company generally will be entitled to a corresponding deduction, equal to the fair market value of the shares at that time.

CIRCULAR 230 DISCLAIMER

Nothing contained in this discussion of certain federal income tax considerations is intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Code or (ii) promoting, marketing, or recommending to another party any transactions or tax-related matters addressed herein.

AWARDS GRANTED UNDER THE 2005 PLAN

December 20, 2005 Awards

On December 20, 2005, the Committee, with General Chain abstaining, granted a net profit restricted share award (i) for 300,000 restricted shares to James T. Taylor, our President and Chief Executive Officer, and (ii) for 50,000 restricted shares to David English, our Chief Financial Officer. The restrictions on one-third of the restricted shares granted to each of Taylor and English will lapse (i.e. such restricted shares will become “vested”) on the last day of each fiscal year in which the Company achieves at least a fifteen percent (15%) increase in the Company’s annual profit when compared to the greater of (a) the annual profit for 2005, or (b) the annual profit for the preceding year. Annual profit increase percentage is calculated by taking the quotient of (x) the excess (if any) of the annual profit for the current year over the greater of (1) the annual profit for the year 2005; and (2) the annual profit for the preceding year, divided by (y) the greater of (1) or (2). For purposes of these restricted share awards to Taylor and English, “annual profit” means the net income of the Company before interest expense, interest income, gain (loss) on sale of equipment, gain (loss) on investment, gain on sale of land, depreciation, amortization, taxes on income, extraordinary items, and the expense attributable to the grant of the awards, all as determined by the Company’s independent registered public accounting firm using generally accepted accounting principles and as reflected on the Company’s certified financial statements to the extent shown or reflected on such financial statements. For this purpose, extraordinary items are those of a non-recurring and unusual nature, or resulting from unforeseen and atypical events, as determined by the Company’s independent registered public accounting firm using generally accepted accounting principles and as reflected on the Company’s certified financial statements as certified by the Company’s independent registered public accounting firm to the extent shown or reflected on such financial statements.

At each time restricted shares become vested, the Company will deliver to the appropriate participant forty percent (40%) of such vested shares, and will continue to hold the remaining sixty percent (60%) of vested shares until the respective participant’s termination of full time employment (the “Retention Period”), at which time all such retained vested shares will be delivered to such participant.

In addition to the grant of restricted shares, we granted a cash award of $300,000 to Taylor, and $50,000 to English, one-third of which cash award will vest each time restrictions lapse on the restricted shares.

The awards automatically terminate and expire on the earlier of (A) the date on which all restricted shares have become vested shares (except the Retention Period will continue), or (B) the date the participant’s full time employment with the Company is terminated for any reason, and upon the date of such termination all restricted shares which have not previously vested will be permanently forfeited. Notwithstanding the foregoing, as to Taylor only, one third of the restricted shares and the cash award will vest if Taylor terminates employment by reason of Taylor’s involuntary termination without cause or Taylor’s resignation for good reason (as those terms are defined in the Plan or award) within 12 months following a change-in-control, as defined in the 2005 Plan,, subject to reduction in such increased vesting to the extent (if any) necessary to avoid having the income attributable to such increased vesting become subject to the so-called “golden parachute” excise tax imposed by section 4999 of the Code.

December 23, 2005 Award

On December 23, 2005, the Committee, with General Chain abstaining, granted a share price restricted share award for 300,000 shares of restricted stock to Taylor. The lowest closing price per share of the Company’s stock during any given calendar quarter, beginning with the quarter ending December 31, 2005, shall constitute the “quarterly price” for that quarter. The restricted shares become available (“available shares”) in 20,000 share increments based upon the highest quarterly price achieved during the term of such award. The 20,000 restricted shares become available shares if there is a quarterly price of $6.00, and an additional 20,000 restricted shares become available for every $1 increase (above $6.00) in the quarterly price so that, if the quarterly price reaches $20, all of the shares will become available shares. As of December 31, 2005, the lowest closing price for the quarter ending December 31, 2005 was $5.40 and thus, no restricted shares became available shares during that quarter. On December 23, 2010 (the fifth anniversary of the date of grant), if the award has not previously terminated, the restrictions on all restricted shares which have become available shares will lapse.

The share price restricted shares award automatically will terminate and expire on the earlier of (i) December 23, 2010, or (ii) the date of Taylor’s termination of full time employment. If such award terminates before December 23, 2010 as a result of Taylor’s termination of full time employment, all of the restricted shares, including available shares, will be permanently forfeited. Notwithstanding the foregoing, if Taylor’s termination of full time employment is by reason of Taylor’s involuntary termination without cause or Taylor’s resignation for good reason (as those terms are defined in the Plan or award) within 12 months following a change-in-control, as defined in the 2005 Plan, the restrictions on all of the then available shares will lapse and be delivered to Taylor, subject to reduction in such increased vesting to the extent (if any) necessary to avoid having the income attributable to such increased vesting become subject to the so-called “golden parachute” excise tax imposed by section 4999 of the Code.

General Terms of the Awards

The restricted shares granted by the awards do not constitute issued and outstanding common stock for any corporate purposes and the participants have no rights, powers or privileges of a holder of unrestricted shares until (i) in the case of the December 20, 2005 awards, the restricted shares become vested, and (ii) in the case of the December 23, 2005 award, at the time they become available shares, after each such time the participants shall have all rights, powers and privileges of a holder of unrestricted shares, except that such shares are not transferable until they are delivered to such participant. Without limiting the generality of the preceding sentence, the participants are not entitled to receive dividends and other distributions to shareholders which are made prior to the date on which their restricted shares become vested shares or available shares, as applicable.

We have not granted any other awards under the 2005 Plan, and any other awards granted under the 2005 Plan will be at the discretion of the Committee.

Equity Compensation Plan Disclosure

Other than the 2005 Plan, the Company has 1988, 1992 and 1997 Stock Option Plans and the Non-Employee Director Plan. The following table provides information related to the number of shares to be issued upon exercise of all outstanding options, warrants and rights and the number of shares available for future issuance under the Company’s equity compensation plans, other than the 2005 Plan, at December 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

	(a)		(b)	(c)
Number of securities
remaining available For
	Number of securities to be		Weighted-average	future issuance under
	to be issued upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding securities
Plan Category	warrants and rights		warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	676,657	(1)(2)	$6.46	411,000
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	676,657		$6.46	411,000

(1)	These plans include the Thomas Group, Inc. 1988, 1992 and 1997 Stock Option Plans and the Non-Employee Director Plan.

(2)	The number of shares is subject to adjustments for changes resulting from stock dividends, stock splits, recapitalizations and similar events.

Other Matters

The above summary description of the 2005 Plan and Awards made thereunder is qualified by and subject to the plan itself and the Awards. Any stockholder may receive a free copy of the 2005 Plan or any Award by requesting a copy from David English, Thomas Group, Inc., 5221 N. O’Connor Blvd., Suite 500, Irving, Texas, 75039, (972) 869-3400. In addition, a copy of the 2005 Plan and Awards are filed as Exhibits to the Form 8-K filed with the SEC on December 27, 2005, and can be inspected and copied at the SEC’s website www.sec.gov and at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549.

Thomas Group, Inc.

By:	/s/ General John T. Chain, Jr.
General John T. Chain, Jr.
Chairman

February 16, 2006